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                                                                 Exhibit 5.1


                                        December 29, 1995


Value Property Trust
120 Albany Street, 8th Floor
New Brunswick, New Jersey 08901

          Re:  Value Property Trust - Form S-3
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Ladies and Gentlemen:

          We have acted as securities counsel to Value Property Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of the Company's registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on December 29, 1995.

          The Registration Statement was filed with the Commission pursuant to the Securities Act of 1933, as amended in connection with the resale from time to time by certain securityholders (the "Selling Securityholders") of an aggregate of 9,619,290 common shares of the Company's common shares, par value $1.00 per share (the "Common Shares") and $57,069,000 in principal amount 11-1/8% Senior Secured Notes due 2002 (the "Senior Notes" and together with the Common Shares, the "Securities") governed by the Amended and Restated Indenture dated as of September 29, 1995 between the Company and Wilmington Trust Company as the Trustee (the "Senior Note Indenture").

          In our capacity as securities counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of such corporate records of the Company and the Subsidiaries, certificates of public officials and of officers of the Company, the subsidiaries and others, and such other documents as we have deemed necessary for the purpose of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the authentic original documents of all documents submitted to us as copies. When



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Value Property Trust
December 29, 1995
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relevant facts were not independently established, we have relied upon written statements of governmental officials and upon representations made by and certificates of the Company and its officers.

          Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth below, and having considered such questions of law as we have deemed relevant for the purposes of the opinions expressed below, it is our opinion that:

     (i) The Senior Note Indenture and the Senior Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the terms of the Senior Notes and the Senior Note Indenture are subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing; and

     (ii) The Common Shares are validly issued, fully paid, and non-assessable.

          The foregoing opinions are limited to matters involving the federal law of the United States, and we do not express any opinion as to the law of any other jurisdiction.

          We consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the registration of the Shares, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                              Very truly yours,


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